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                                                                    EXHIBIT 10.1


                           SOFTWARE LICENSE AGREEMENT

This agreement ("Agreement") is made between Symantec Corporation, a Delaware corporation having offices at 10201 Torre Avenue, Cupertino CA 95014 ("Symantec"), and Intel Corporation, a Delaware corporation having offices at 5200 N.E. Elam Young Parkway, Hillsboro, OR 97124 ("Intel"). Symantec and Intel are each individually referred to herein as a "Party" and collectively as the "Parties." This Agreement shall become effective on the date as of which both parties have executed the agreement (the "Execution Date").



                                    AGREEMENT

1.0  DEFINITIONS

     1.1 "LDVP SOFTWARE" means that certain Intel LANDesk(R) Virus Protect software specified in Exhibit A (which does not include the Common Technology Software and Third Party Software), which includes the Antivirus Specific Software, in both Source Code and Object Code form, all associated Design Documentation and End User Documentation plus all generally available language translations of the foregoing.

     1.2 "COMMON TECHNOLOGY SOFTWARE" means that certain Intel Common Technology Software specified in Exhibit A, in Object Code form, and any subsequent Releases and Maintenance Updates, API definitions, plus all generally available language translations of the foregoing.

     1.3 "AVC SOFTWARE" means the Norton Anti-Virus Client software specified in Exhibit A, in Object Code form, which contains functionality equivalent to that which is offered as Symantec's standard anti-virus client product, any subsequent Releases and Maintenance Updates, End User Documentation, and API definitions, plus all generally available language translations of the foregoing.

     1.4 "LICENSED SYMANTEC PRODUCTS" means any product sold or licensed by Symantec, which contains the Common Technology Software.

     1.5 "LICENSED INTEL PRODUCTS" means any product sold or licensed by Intel, which contains the AVC Software.

     1.6 "RELEASE" means a major release or point release of any software licensed by either Party under this Agreement, which is designated by the licensor Party in its sole discretion as a new release. A "Major Release" means a significantly enhanced or revised release of such software, as customarily signified in the software industry by a change in the digit which appears immediately to the left of the decimal point in the version number. A "Point Release" means a new release of such software that may contain new features and functionality and is customarily signified by the software industry by a change in the digit that appears to the right of the decimal point in the version number. "Release" specifically excludes "Maintenance Updates."


    Confidential treatment has been requested for portions of this document.

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     1.7  "MAINTENANCE UPDATE" means changes to fix a bug or correct an error to an existing release of any software licensed by either Party to the other Party under this Agreement, made by or for the licensor Party in its sole discretion, and which is designated by the licensor Party as a maintenance update.

     1.8 "DESIGN DOCUMENTATION" shall mean any documentation existing as of the Execution Date of the Agreement or thereafter relating to (i) how software was developed, (ii) how the software works, is organized or is partitioned internally, (iii) how a licensee other than an end user can if granted the right modify or add to the software functionality, (iv) any non-public APIs, and/or (v) any written confidential and trade secret information of a technical nature provided by one Party to the other under this Agreement.

     1.9 "END-USER DOCUMENTATION" shall mean any end user installation and user guides, manuals, and other technical information in printed and machine-readable form that are normally provided by the licensor Party to end users of software. End User Documentation specifically excludes Design Documentation and any Source Code documentation.

     1.10 "OBJECT CODE" means software, including all computer programming code in binary form that is directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly, and all help, message, and overlay files.

     1.11 "SOURCE CODE" means the software code from which Object Code is compiled. Source code includes the commented software Source Code and design documentation for the relevant software, as well as all other materials, in both machine readable and hard-copy form, that are used to develop or test the software. Source Code includes, for example, relevant electronically readable source documentation, design documents, data models, test scripts, help materials, and tutorial programs.

     1.12 "SUBSIDIARY" means any corporation, company or other entity with regard to which (a) greater than fifty percent (50%) of whose outstanding shares or securities entitled to vote for the election of directors or similar managing authority is directly or indirectly owned or controlled by a Party hereto; or (b) which does not have outstanding shares or securities but greater than fifty percent (50%) of whose ownership interest representing the right to make such decisions for such entity is, now or hereafter, owned or controlled, directly or indirectly, by a party hereto; provided however, that in each case such corporation, company or other entity shall be deemed a Subsidiary only so long as such ownership or control exists and exceeds fifty percent (50%). For purposes of this Agreement, the terms Intel and Symantec shall include all of each respective Party's Subsidiaries.

     1.13 "SMA" means a Service Maintenance Agreement between Intel and licensees of LDVP 5.X in one of the forms attached as Exhibit D.

     1.14 "VPA" means a Volume Purchase Agreement between Intel and licensees of LDVP 5.X in one of the forms attached as Exhibit D.

     1.15 "NET REVENUE" means actual gross receipts from sales, marketing and distribution of the products, less taxes (including, but not limited to, any sales, use, excise or other taxes), bad debts, interest, currency exchange fees and other finance charges, shipping


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     costs (including, but not limited to, insurance, transportation costs and duties) and allowances for returns, defects, replacements or stock balances. If any product is distributed with other products in a package for a single price, the Net Revenue attributable to such product will be determined by prorating the receipts from the sale or license of the package according to the suggested retail prices, or if no suggested retail price is announced, the values established by the Party selling the product , for the separate works contained in the package, whether or not such products are distributed separately, provided that such values are reasonably related to the values, marketing potentials or cost of the separate products. Net Revenue will not include any receipts from copies of the products which are distributed by the Party to previous purchasers of the products as back-up, replacement or update copies for which that Party does not receive payment in excess of $15.00, and no amount will be credited or paid to the other Party with respect to any receipts from copies of the products supplied for promotional purposes to the press, trade, sales representatives or potential customers for the products. Amounts received by a Party as deposits or advances will not be deemed to have been received until shipments of the product to the party making the deposits or advances have been made against such deposits or advances. Partial payments of an invoice will be prorated over all products included in the invoice. Amounts received by the Party in foreign currencies will be deemed converted into United States Dollars at the average exchange rates used by the Party in its financial statements for the month of receipt.

     1.16 "THIRD PARTY SOFTWARE" means the third party software code included in LDVP Software Version 5.0 and LDVP Software Version 6.0 specified in Exhibit A.

     1.17 "AV SUBSCRIPTION" means a subscription granting rights to receive updated virus pattern files over a specified period of time for end users of the AVC Software.

     1.18 "INTELLECTUAL PROPERTY" means (i) copyrights and trade secrets in the software as delivered; and (ii) to the minimum extent that is necessary to exercise the copyright license, claims of patents that read on inventions incorporated into the software as delivered

     1.19 "ANTIVIRUS SPECIFIC SOFTWARE" means that portion of the LDVP Software that is specific to detection and removal of viruses.


2.0  INTEL DELIVERABLES

     2.1 INITIAL DELIVERY OF SOFTWARE: Intel shall deliver to Symantec the LDVP Software version 5.0, alpha version 6.0, Common Technology Software and associated End-User Documentation and any available mail extensions or foreign language translations that are available as of the Execution Date within thirty (30) days after the Execution Date. Intel shall also deliver available training materials and sales/marketing collateral specifically related to the LANDesk Virus Protect product to Symantec at this time.. Additionally, Intel shall deliver to Symantec the English only LDVP Software version 6.0 (without mail extensions or foreign language translations) 10 days after Intel determines, in its reasonable discretion, that development and testing of such product are complete based on Intel's normal criteria (including as set forth in Exhibit F) for releasing LANDesk software products and based on Intel's definition of the product (i.e. no custom development work for Symantec is contemplated). Concurrent with the LDVP 6.0 alpha


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     delivery, Intel shall either deliver all Intel proprietary tools (including localization tools) necessary to build LDVP 6.0 under the license provisions set forth in Section 4.5 or will help Symantec identify alternative tools and/or processes to accomplish such build, however Intel will be under no obligation to obtain or provide Symantec with third party software tools.

     2.2 SUBSEQUENT DELIVERY OF RELEASES: Any Releases and Maintenance Updates to the Common Technology Software developed by or for Intel during the term of this Agreement shall be provided to Symantec at such time as the Release or Maintenance Update is made generally available to third parties. Intel further agrees to provide to Symantec beta versions of any Releases or Maintenance Updates (if any) at or before the time that Intel provides beta versions to any third party. Symantec further acknowledges that, notwithstanding any other provision of this Agreement, Intel will not be required to deliver to Symantec any Releases of Common Technology Software relating to unique features developed by or for Intel solely for a single customer.

     2.3 AGREEMENT DELIVERY AND ASSIGNMENT: On the Execution Date, Intel shall deliver to Symantec true and correct copies of all current VPAs and site agreement for the LANDesk(R) Virus Protect product to Symantec. Furthermore, Intel represents that the VPA's are substantially similar to the sample VPA agreement in Exhibit D.

     2.4 CUSTOMER DATABASES: On the Execution Date, Intel shall deliver to Symantec customer databases related to the LDVP Software in a MS excel format containing information available to Intel for each database as further defined in Exhibit E. Furthermore, Intel represents that the SMAs referred to therein are substantially similar to the sample SMA agreements in Exhibit D with the exception of customers who choose the enterprise level support upgrade which includes 7x24 hour support. Symantec represents that to the extent the LDVP customers remain separately identified, such lists or databases shall not be provided to any third party without Intel's prior written consent.


3.0  SYMANTEC DELIVERABLES

     3.1 INITIAL DELIVERY: Symantec shall deliver to Intel the AVC Software, associated End-User Documentation, technical API's for the underlying AV scan engine included in the AVC Software, and any associated Design Documentation related to such APIs within thirty (30) days after the execution of this Agreement by both Parties.

     3.2 SUBSEQUENT DELIVERY OF RELEASES: Any Releases and Maintenance Updates to the AVC Software (after the delivery of the initial release) developed by or for Symantec during the term of this Agreement shall be provided to Intel at such time as the Release or Maintenance Update is made generally available to third parties (including technical API's for the underlying AV scan engine). Symantec further agrees to provide to Intel beta versions of any Releases or Maintenance Updates (if any) at or before the time that Symantec provides beta versions generally to third parties. Intel further acknowledges that, notwithstanding any other provision of this Agreement, Symantec will not be required to deliver to Intel any Releases of the AVC Software relating to unique features developed by or for Symantec solely for a single customer. Symantec shall also make Releases and Maintenance Updates, including but not limited to virus pattern file updates, available to


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     Intel in a format that can be delivered by Intel to its customers via electronic means, e.g. FTP or other web-based delivery mechanism.

     3.3 SYMANTEC UPDATE OBLIGATION: Symantec will provide, for no additional cost, Maintenance Updates and Releases of LDVP Software to any end user customer who has an unexpired SMA for LANDesk Virus Protect software on the Execution Date of the Agreement, for such time as the SMA is unexpired.


4.0  INTEL LICENSES TO SYMANTEC

     4.1 LDVP SOFTWARE LICENSE: Subject to the terms and conditions of this Agreement, Intel grants Symantec a non-exclusive, worldwide, irrevocable, transferable, fully paid up (in accordance with the payment terms in Section 11.1), perpetual license (with the right to sublicense) under Intel's Intellectual Property in the LDVP Software to reproduce, have reproduced, prepare and have prepared derivative works of, publicly display, use, and distribute the LDVP Software and derivative works thereof, in both Object Code and Source Code form to third parties; provided that:

          4.1.1 For twenty four (24) months after the Execution Date, Intel agrees not to license LDVP Software (excluding the Antivirus Specific Software, which is restricted as set forth in Section 4.1.3 below) or derivatives thereof to [*] (including their respective successors in interest, or assignees) for use in their anti-virus products.

          4.1.2 From twenty four (24) months to thirty six months (36) after the Execution Date, Intel agrees that if it licenses any derivatives of LDVP Software (excluding the Antivirus Specific Software, which is restricted as set forth in Section 4.1.3 below) to [*] (including their respective successors in interest, or assignees) it shall make available the same derivatives on a royalty free basis (subject to any underlying royalties owed by Intel) to Symantec.

          4.1.3 With respect to the Antivirus Specific Software, Intel agrees that for the term of this Agreement, it will not use the Antivirus Specific Software in the stand-alone anti-virus business and that it will not (a) license or sell it to [*] (including their respective successors in interest or assignees), or (b) license or sell the buildable Object or Source Code to any other person or entity for antivirus purposes, or (c) allow its licensees or assignees to do such restricted acts. Notwithstanding the foregoing and subject to Intel's payment of any applicable royalties set forth in the Agreement, Intel shall not be prohibited from licensing or selling the Antivirus Specific Software in conjunction with any Intel services and/or products authorized herein (e.g, Intel(R) Answer Express sm, Intel(R) LANDesk(R) Client Manager, etc.) or hereinafter as agreed upon by the Parties. Additionally, Intel shall be permitted to license the buildable Object or Source Code in conjunction with any outsourcing of Intel support obligations. After the term of this Agreement has expired, Intel will not be subject to the restrictions on the Antivirus Specific Software set forth in this Section 4.1.3.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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     4.2  COMMON TECHNOLOGY SOFTWARE LICENSE: Subject to the terms and conditions of this Agreement, Intel grants Symantec a non-exclusive, worldwide, non-transferable (except for assignment pursuant to Section 18,8), license under Intel's Intellectual Property in the Common Technology Software (without the right to sublicense except as set forth below in Section 4.3) to reproduce, have reproduced, publicly display, distribute and use the Common Technology Software solely in Object Code form to third parties; provided that:

          4.2.1 In the event that Intel sells, assigns, or otherwise transfers its rights in the Common Technology Software to a third party, which is unable or unwilling to satisfy the support obligations related thereto as set forth in this Agreement, Intel shall deliver to Symantec the Common Technology Software in Source Code form and provide Symantec with a limited license to use such Source Code solely for support pursuant to the terms of this Agreement.

     4.3 COMMON TECHNOLOGY SOFTWARE DISTRIBUTION: Symantec may distribute the Common Technology Software in Object Code form solely through license agreements binding on all parties in the distribution chain and/or on the end user, which shall contain terms no less restrictive than those normally used when Symantec distributes its own software products. In addition, Symantec shall only distribute Common Technology Software when integrated with Symantec products (which shall include for purposes of this restriction the LDVP Software) and not in stand-alone form.

     4.4  LIMITED SOURCE CODE LICENSES::

          4.4.1 Subject to the terms and conditions of this Agreement, Intel grants to Symantec a non-exclusive, non transferable, royalty free, internal use only license under Intel's trade secret rights to use the Source Code of the Common Base Agent ("CBA") software as set forth in Exhibit A (i.e. - Common Base Agent Ping Discovery Service and Common Base Agent Network Transport System) for the sole and exclusive purpose of facilitating identification of software bugs and anomalies and providing suggested fixes and workarounds to both Symantec's Licensed Symantec Products customers and Intel, provided that:

               4.4.1.1 Symantec shall strictly comply with the Source Code Confidentiality provisions as set forth in Section 18.2.1;

               4.4.1.2 No copyright, patent or other intellectual property rights are granted to Symantec pursuant to this Section 4.4.1. Intel shall provide one (1) copy of the CBA Source Code to Symantec not later than Symantec's first commercial shipment of a Licensed Symantec Product and shall provide Symantec with periodic Source Code updates for the CBA software within a reasonable period following Intel's commercial shipment of a new Release; and

               4.4.1.3 Intel shall not provide to Symantec, nor shall Intel be required to obtain for Symantec, the Source Code to any third party software which may be included in the CBA software. Notwithstanding


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               the foregoing, Intel shall notify Symantec of any third party software contained in the CBA software.

          4.4.2 Upon reasonable request by Symantec, which shall not be unreasonably denied by Intel, and subject to the terms and conditions of this Agreement, Intel shall, on a case by case basis, grant to Symantec a non-exclusive, non transferable, royalty free license under Intel's Intellectual Property rights to create derivatives of the Source Code of the Common Technology Software solely by porting the Source Code to function with Operating Systems ("OS's") which are not supported by Intel. In conjunction with the foregoing, Intel also grants to Symantec, a non-exclusive, non-transferable, royalty free license under Intel's Intellectual Property rights to copy and distribute the Common Technology Software derivatives in Object Code form only to customers of Licensed Symantec Products. The conditional rights and licenses set forth in this Section 4.4.2 are also subject to the following:

               4.4.2.1 Symantec shall strictly comply with the Source Code Confidentiality provisions as set forth in Section 18.2.1;

               4.4.2.2 Intel shall own all rights to the derivative Common Technology Software Source Code and Object Code created by Symantec as authorized hereunder and Symantec shall cooperate in making all necessary assignments of copyrights and any other Intellectual Property rights necessary to perfect Intel's full ownership interest therein;

               4.4.2.3 Symantec shall distribute the derivative Common Technology Software Object Code solely with Symantec's anti-virus products and shall not distribute the derivative Common Technology Software Object Code in standalone form;

               4.4.2.4 Symantec shall not sublicense or otherwise transfer the derivative Common Technology Software Source Code to any third party without Intel's express prior written permission, which Intel may withhold at its sole discretion;

               4.4.2.5 Symantec shall be solely responsible for the maintenance and support of any derivative Common Technology Software Source Code and Object Code created by Symantec as authorized hereunder and shall provide Intel with copies thereof in both Source Code and Object Code form upon their completion. Additionally, Symantec shall periodically provide Intel with updates to such derivative Common Technology Software Source and Object Code upon their availability; and

               4.4.2.6 Intel shall not be required to provide to Symantec, nor shall Intel be required to obtain for Symantec, the Source Code to any third party software which may be included in the Common Technology Software. Notwithstanding the foregoing, Intel shall notify


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               Symantec of any third party software contained in the Common
               Technology Software.

          4.4.3 Upon any termination or expiration of this Agreement, Intel shall be under no further obligation to provide Symantec with: (I) the Common Technology Software Source Code as set forth in Section 4.4.2 above if not previously provided pursuant to the terms thereof, or
          (ii) updates or support of any kind for the Object Code or Source Code provided to Symantec prior to such termination or expiration under this Section 4.0.

     4.5  LIMITED OBJECT CODE LICENSE TO LDVP 6.0 TOOLS

          4.5.1 Subject to the terms and conditions of this Agreement, Intel grants to Symantec a time limited, non-exclusive, non transferable, royalty free, internal use only Object Code license under Intel's Intellectual Property rights to copy and use those Intel proprietary LDVP 6.0 tools delivered pursuant to Section 2.1 for the sole and exclusive purpose of building English and localized versions of the LDVP 6.0 product provided that:

               4.5.1.1 Symantec employs reasonable commercial efforts to move LDVP 6.0 into its own build and localization environment as soon as feasible;

               4.5.1.2 Intel shall be under no obligation to provide support for the tools provided other than high level instruction and/or documentation regarding use of the tool(s);

               4.5.1.3 This license shall expire and Symantec shall return or destroy and render unrecoverable, at Intel's option, all copies of the LDVP 6.0 tools provided hereunder by Intel upon the earlier of (I) Symantec's completion of its integration of LDVP
               6.0 into its own build and localization environment, or (ii) January 1, 2000);

               4.5.1.4 For purposes of this license only, any Intel proprietary "Make" or similar type tool files necessary for the LDVP 6.0 build shall be considered part of the Object Code and may be modified as necessary by Symantec; and

               4.5.1.5 Symantec shall only make a reasonably sufficient number of copies of the LDVP 6.0 tools provided by Intel hereunder to accomplish the LDVP 6.0 build and facilitate migration to Symantec's own software build and localization environment.


5.0  SYMANTEC LICENSES TO INTEL

     5.1 AVC SOFTWARE LICENSE: Subject to the terms and conditions of this Agreement, Symantec grants Intel a non-exclusive, worldwide, non transferable (except for assignment pursuant to Section 18.8), license under Symantec's Intellectual Property in the AVC Software (without the right to sublicense except as set forth below in Section 5.2) to reproduce, have reproduced, publicly display, distribute and use the AVC Software solely in Object Code form to third parties, provided that:

          5.1.1 This license shall not be effective during any period in which Intel commercially ships an anti-virus software solution from a vendor other than


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          Symantec as part of its LANDesk(R) branded systems management software products;

          5.1.2 End users will be restricted from gaining new virus pattern file updates after 90 days from registration unless they obtain an AV Subscription from either Symantec or Intel; and

          5.1.3 For virus pattern updates, this license shall only apply when exercised in conjunction with Intel's Answer Express sm service offering/products (or their logical successors) and is subject to Intel's payment of the associated royalty amounts as set forth in
          Section 11.2.1. Additionally, unless otherwise authorized by Symantec in writing, Intel shall only sell AV Subscriptions in conjunction with Intel's Answer Expresssm service offering/products (or their logical successors).


     5.2 AVC SOFTWARE DISTRIBUTION: Subject to the terms and conditions of this Agreement, Intel may distribute the AVC Software in Object Code form solely through license agreements binding on all parties in the distribution chain and/or on the end user, which shall contain terms no less restrictive than those normally used when Intel distributes its own software products. In addition, Intel shall only distribute AVC Software when integrated with Intel products or services which provide significant additional functionality and not in stand-alone form.


     5.3 AVC SOFTWARE TRANSLATION LICENSE: Subject to the terms and conditions of this Agreement, Symantec grants Intel a non-exclusive, worldwide, non-transferable (except for assignment pursuant to Section 18.8), license under Symantec's Intellectual Property in the AVC Software to create or have created derivative works of the AVC Software and distribute such derivative works solely in Object Code form to third parties; provided that: (i) such derivative works shall consist only of foreign language translations of the AVC Software, which Intel needs in order to distribute Licensed Intel Products, and only where such translations are not available from Symantec; and (ii) Symantec will own all right, title and interest in any derivatives created by Intel under this section; (iii) and provided that Intel shall distribute such translation derivatives only when integrated with the Intel products or services, which provide significant additional functionality and not in stand-alone form (the "Translation Derivatives").


     5.4 AVC INTERNAL USE LICENSE: Subject to the terms and conditions of a Symantec End User License, Symantec grants to Intel and its subsidiaries a fully paid-up worldwide enterprise license to the AVC Software including updates, when available, and Symantec's standard level (and not gold or platinum level) of support that Symantec provides to its other customers. The terms and conditions of the Symantec End User License Agreement shall apply only if Intel chooses, in its sole discretion, to deploy the AVC Software.


6.0  LICENSE RESTRICTIONS


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     6.1  RESERVATION OF RIGHTS: All rights not expressly granted herein are reserved to the owner, and no other licenses are granted herein by implication, estoppel or otherwise. Furthermore, notwithstanding anything herein to the contrary, Intel grants no licenses or other rights under any of its intellectual property rights for technical information to any microprocessor (including, without limitation, co-processors and embedded controllers), associated core logic device (including, without limitation, chip sets), flash memory, or semiconductor manufacturing technology. Symantec grants no licenses or other rights for any Symantec product or technology other than as expressly set forth herein.

     6.2 NO REVERSE ENGINEERING: Neither Party shall reverse engineer, decompile or disassemble any software, which is provided to it by the other Party in Object Code form only, without the express permission of the other Party.

     6.3 INTEL NOTICES: Symantec agrees to reproduce Intel's and Intel's vendors copyright notices on each copy of any product it manufactures or reproduces that contains in whole or in part, the Common Technology Software or the LDVP Software. Symantec agrees not to remove or obscure any copyright notices of Intel or its vendors or other proprietary notices on such software.

     6.4 SYMANTEC NOTICES: Intel agrees to reproduce Symantec's and Symantec's vendors copyright notices on each copy of any product it manufactures or reproduces that contains in whole or in part, the AVC Software. Intel agrees not to remove or obscure any copyright notices of Symantec or its vendors or other proprietary notices on such software.

     6.5 SHIPMENT OF NEW RELEASES AND MAINTENANCE UPDATES: Each Party will make reasonable efforts to incorporate new Releases and Maintenance Updates supplied by the other Party under the same terms and conditions as the previous Release into its products, which incorporate software licensed by the other Party as soon as is commercially reasonable. Moreover, the Party delivering such new Release or Maintenance Update will not be obligated to provide any support for the previous Release of the licensed software twelve (12) months after delivery of the new Release or Maintenance Update.


7.0  OWNERSHIP

     7.1 LDVP SOFTWARE AND COMMON TECHNOLOGY SOFTWARE: Symantec acknowledges that, as between Symantec and Intel, Intel retains all rights, title and interest to the LDVP Software as delivered to Symantec and the Common Technology Software, including any derivatives of the Common Technology Software created by Intel or Symatec.

     7.2 LDVP DERIVATIVES CREATED BY SYMANTEC: Intel acknowledges that, as between Intel and Symantec, Symantec shall own all right, title and interest to all derivatives of the LDVP Software created by Symantec under the terms of this Agreement after the Execution Date.


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     7.3  AVC SOFTWARE: Intel acknowledges that, as between Intel and Symantec,
     Symantec retains all rights, title and interest to the AVC Software.

     7.4 AVC SOFTWARE TRANSLATION DERIVATIVES: Intel acknowledges that, as between Intel and Symantec, Symantec shall own all right, title and interest to all translation derivatives of the AVC Software created pursuant to Section 5.3 above as well as all support obligations for such Translation Derivatives.


8.0  LANDESK BRAND ATTRIBUTION

     8.1 Symantec is granted no right, license, title or interest in or to any Intel trademarks, including the Intel LANDesk trademark ("LANDesk Mark"). Symantec acknowledges and agrees that the LANDesk Mark may not be used as or as part of the title or brand name for Licensed Symantec Products (e.g., "Norton LANDesk Antivirus"). However, Symantec may make a textual reference to the Licensed Symantec Products as being "designed for" or "for" use with "Intel LANDesk products" so long as such references (a) are truthful, fair, and not misleading and (b) are subject to the prior approval of Intel.

     8.2 Symantec agrees that it will make such textual references to the LANDesk Mark in conjunction with marketing collateral and product packaging for Licensed Symantec Products, to the extent the requirements of this Section are (i) consistent with Symantec co-marketing and branding guidelines and policies; (ii) not in conflict with any Symantec agreements with third parties. Symantec represents and warrants that it will not make the authorized textual reference to the LANDesk Mark on or in connection with any items other than the Licensed Symantec Products.

     8.3 Symantec acknowledges Intel's exclusive rights in and to the LANDesk Mark, and all goodwill associated therewith, and further acknowledges that all use by Symantec of the LANDesk Mark inures to the sole benefit of Intel. If, at any time, Symantec acquires any rights in, or registrations or applications for the LANDesk Mark by operation of law or otherwise, Symantec will immediately and at no expense to Intel assign such rights, registration(s) or application(s) to Intel, along with any associated goodwill. At no time during or after the term of this Agreement shall Symantec challenge or assist others to challenge the LANDesk Mark or the registration thereof or attempt or assist another in the attempt to register any trademarks, marks or similar rights for marks the same as or confusingly similar to the LANDesk Mark.

     8.4 Upon reasonable notice, Symantec agrees to allow Intel to inspect materials, such as advertising, packaging, manuals, instruction materials, splash screens, brochures, catalogs, point-of-purchase displays, etc., which refer to the LANDesk Mark, to ensure that such references of the LANDesk Mark on Licensed Symantec Products and such materials complies with the terms of this Agreement.


9.0  SYMANTEC AND NORTON BRAND ATTRIBUTION

     9.1 Intel is granted no right, license, title or interest in or to any Symantec trademarks, including the Symantec and Norton AntiVirus trademarks ("Symantec Marks"). Intel acknowledges and agrees that the Symantec Marks may not be used as or as part of the title or brand name for Licensed Intel Products (e.g., "Norton LANDesk" or "Symantec LANDesk"). However, Intel may make a textual reference to the Licensed Intel Products as "including" or "with" Symantec or Norton AntiVirus so long as such references (a) are truthful, fair, and not misleading and (b) are subject to the prior approval of Intel. Notwithstanding the foregoing, this Agreement will not prevent Intel from making fair use of the generic term "anti virus".

     9.2 Intel agrees that it will make textual references to the Symantec Marks in conjunction with marketing collateral and product packaging for LANDesk branded Licensed Intel Products, to the extent the requirements of this Section are (i) consistent with Intel co-marketing and branding guidelines and policies; (ii) not in conflict with any Intel agreements with third parties. Intel represents and warrants that it will not make textual references to the Symantec Marks on or in connection with any items other than the Licensed Intel Products.

     9.3 Intel acknowledges Symantec's exclusive rights in and to the Symantec Marks, and all goodwill associated therewith, and further acknowledges that all use by Intel of the Symantec Marks inures to the sole benefit of Symantec. If, at any time, Intel acquires any rights in, or registrations or applications for the Symantec Marks by operation of law or otherwise, Intel will immediately and at no expense to Symantec assign such rights, registration(s) or application(s) to Symantec, along with any associated goodwill. At no time during or after the term of this Agreement shall Intel challenge or assist others to challenge the Symantec Marks or the registration thereof or attempt or assist another in the attempt to register any trademarks, marks or similar rights for marks the same as or confusingly similar to the Symantec Marks.

     9.4 Upon reasonable notice, Intel agrees to allow Symantec to inspect materials, such as advertising, packaging, manuals, instruction materials, splash screens, brochures, catalogs, point-of-purchase displays, etc., which refer to the Symantec Marks, to ensure that such references of the Symantec Marks on Licensed Intel Products and such materials complies with the terms of this Agreement.


10.0 SUPPORT

     10.1 LDVP SOFTWARE SUPPORT: Intel will provide engineering support to Symantec until 90 days after the completed LDVP Software version 6.0 has been delivered as per section 2.1 to Symantec. In any event, support from Intel will not extend beyond July 8, 1999.

     10.2 COMMON TECHNOLOGY SOFTWARE SUPPORT: Both Parties will provide ongoing support to each other for integration of Common Technology Software into Licensed Symantec Products. This support will consist of providing API definitions and updates, as well as engineer to engineer support as required from time to time and as agreed to by the Parties. Both Parties will make reasonable efforts to allow the other to meet their delivery schedules. In addition, both Parties will make reasonable efforts to keep their respective API's consistent over time. Upon request from Symantec, Intel will make up to 120 hours of engineering assistance available on-site at Symantec's facilities for consultation/integration support of the Common Technology Software throughout the 1999 calendar year to be made reasonably available within ten (10) days after requested.

     10.3 AVC SOFTWARE SUPPORT: Both Parties will provide ongoing support to each other for integration of the AVC Software into Licensed Intel Products. This will consist of providing API definitions and updates, as well as engineer to engineer support as required from time to time as agreed to by the Parties. Both Parties will make reasonable efforts to allow the other to meet their delivery schedules. In addition, both Parties will make reasonable efforts to keep their respective API's consistent over time. Upon request from Intel, Symantec will make up to 120 hours of engineering assistance available on-site at Intel's facilities for consultation/integration support of the AVC Software (including the underlying AV scan engine) throughout the 1999 calendar year to be made reasonably available within ten (10) days after requested.

     10.4 END-USER SUPPORT:

          10.4.1 Intel acknowledges that any end user support for version 5.X of LANDesk Virus Protect and previous versions of the product will be performed by Intel, including, without limitation, all such support required pursuant to the SMAs or VPAs assigned or otherwise transferred to Symantec hereunder and the support contracts for these versions of the LDVP Software entered into by Symantec after the Execution Date, provided however that Intel shall not be obligated to provide support materially different than the support it currently provides to its LANDesk Virus Protect customers. Moreover, in no event shall this support obligation extend beyond June 30, 1999. After June 30, 1999, any remaining support obligations to end users of LANDesk Virus Protect Software will be provided solely by Symantec.

          10.4.2 Intel will provide first line support to end users with questions regarding AVC Software, which has been shipped with Licensed Intel Products. If Intel is unable to resolve the problem, it will be escalated to Symantec who will work to resolve the problem through Intel or directly with the end-user at Intel's discretion.

     10.5 ONGOING SUPPORT: As between Intel and Symantec, engineer to engineer support will be provided pursuant to Exhibit C.

     10.6 SUPPORT PLAN: Symantec and Intel will establish a mutually agreed upon support plan including contacts, escalation procedures between the companies, training schedules, and customer hand-off guidelines and both Parties will make reasonable efforts to execute on such plan.

     10.7 VIRUS DISCOVERY AND RESPONSE PROCEDURES: Symantec shall provide virus detection and resolution to Intel and Intel's customers which is the same or better as the support it provides to its own customers generally. Symantec acknowledges that Intel may, from time to time in its sole discretion, request priority support for certain of its customers, and that Symantec will provide such priority customers with the same level of support it provides to its most favored enterprise level customers.

     10.8 NO CUSTOM DEVELOPMENT: Both Parties acknowledge that any special development requirements beyond creation of standard API definitions may require reasonable NRE, as subsequently agreed to by the Parties.

     10.9 SUPPORT FOR COMPLETION OF LDVP VERSION 6.0 FROM SYMANTEC: Symantec will fund (as set forth in provision 11.1.2 and 11.2.2) two dedicated quality assurance heads on site at Intel in Utah beginning at the Execution Date to support Intel efforts to complete LDVP version 6.0 per the delivery requirements in Section 2.1. Symantec will also utilize this time to facilitate the transition of and training related to the LDVP business. Symantec will also provide one program manager to assist in coordinating the above activities.

11.0 ROYALTIES & PAYMENTS

     11.1 ROYALTIES AND PAYMENTS TO INTEL

          11.1.2 CONSIDERATION FOR TRANSFER OF LDVP BUSINESS: In consideration for the transition of Intel's LANDesk Virus Protect business and associated good will to Symantec under this Agreement, Symantec shall, within 10 days after the Execution Date, pay to Intel thirteen million dollars ($13M) plus the cost of funding two (2) dedicated quality assurance engineers (as discussed in Section 10.9) not to exceed one hundred thousand dollars ($100,000) and less both (i) 80% of all LDVP 5.X Net Revenue from 7/8/98 to the Execution Date and (ii) 90% of all LDVP 5.X related SMA Net Revenue from 7/8/98 to the Execution Date..

          11.1.3 FRONT END ROYALTIES FOR LDVP SOFTWARE AND COMMON TECHNOLOGY
          SOFTWARE: Symantec shall pay Intel a royalty of [*] dollars ($[*]) in partial consideration of the license of the LDVP Software and the Common Technology Software within 10 days after the Execution Date and an additional one million dollar ($1M) royalty within 30 days of Intel delivering the completed LDVP Software version 6.0 to Symantec per section 2.1 or upon first commercial shipment of any Symantec product which incorporates either the derivative LDVP Software or Common Technology Software, whichever occurs first.

          11.1.4 BACK END ROYALTIES FOR LDVP SOFTWARE AND COMMON TECHNOLOGY
          SOFTWARE: Symantec shall pay Intel an additional royalty of [*] dollars ($[*]) in partial consideration of the license of the LDVP Software and the Common Technology Software, paid in quarterly installments of $181,818.18/quarter beginning within 30 days after the end of the quarter in which Intel delivers the completed LDVP Software version 6.0 to Symantec per Section 2.1 hereof, and continuing for 11 consecutive calendar quarters payable within 30 days after the end of each quarter.

          11.1.5 ROYALTY CREDIT: Symantec hereby grants to Intel a two million dollar ($2M) royalty credit, which may be applied without limitation, at any time to this or any future small business-related contract between the two Parties. Intel acknowledges that this credit may not be applied to Section 11.2.2 nor to the Net Revenue in 11.1.2 received by Intel for sale of LDVP 5.X from July 8, 1998 to the Execution Date, nor to Section 11.1.7.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          11.1.6 SUPPORT PAYMENT: Symantec shall pay to Intel five hundred thousand dollars ($500,000) within thirty (30) days after the Execution Date, to cover Intel's ongoing support of LDVP Software Version 5.X and earlier end users.0

          11.1.7 REVENUE SHARING PAYMENTS TO INTEL: Symantec shall pay to Intel [*] percent ([*]%) of Symantec's Net Revenue for the Revenue Share Products (as defined below) up to fifteen million dollars ($15M) received by Intel per revenue sharing period and ten percent (10%) of Symantec's Net Revenue for the Revenue Share Products for the remainder of that revenue sharing period. The initial revenue sharing period shall run from the Execution Date through the first Symantec fiscal quarter end that is at least one year after the Execution Date. Each revenue sharing period thereafter shall run for one year commencing on the first day of the Symantec fiscal quarter following the end of the prior period. Termination of this Agreement will automatically terminate the revenue sharing period. "Revenue Share Products" shall mean Symantec's anti-virus products designed and marketed specifically for the LANDesk platform ("designed for LANDesk(R) products, including AV Subscriptions for LANDesk(R) products"), upgrade insurance for such products, and any LDVP Software (version 5.X), or LDVP Software (version 5.x) related SMA's thereon, sold by Intel. The Net Revenue of Symantec for the Revenue Share Products shall initially be measured by Net Revenue derived from separate skus for NAV for LANDesk and associated upgrade insurance. If Symantec at any point during the term of this Agreement ceases to maintain such separate skus, Net Revenue for the applicable Revenue Share Product shall be determined by other reasonable methods agreed by the parties, including, without limitation, technology tracking or registration. Symantec acknowledges that it will provide "designed for LANDesk(R) products" versions of all Symantec anti-virus products (including foreign language versions thereof) in all countries and all direct and indirect channels where Symantec distributes its anti-virus products. In the event that Intel sells both its LANDesk Management Suite business and its LANDesk Client Manager business to [*] (or any of their respective successors in interest or assigns), then Symantec shall owe no further royalty to Intel under this provision effective on the date of closing of such a sale. In the event Intel sells its LANDesk Management Suite business, Symantec shall owe no further royalty to Intel under this provision with respect to LANDesk Management Suite-related product sales.

          11.1.8 FUNDING FOR MARKETING ACTIVITIES: Symantec will accumulate marketing dollars at a rate of 4% for all sales by either party of Revenue Share Products, sale of LDVP 5.X and related SMA's from July 8, 1998 to the Execution Date and sale of AV Subscriptions by Intel as referenced in 11.1.7 above. Intel may request reimbursement to be paid quarterly for any marketing activities against accumulated dollars based on a mutually agreed upon written marketing plan.

          11.1.9 FUTURE COMMON TECHNOLOGY SOFTWARE ROYALTIES: In the event Symantec chooses to extend the Common Technology Software license in
          Section 4.2 and 4.3 beyond the term of this Agreement, Symantec will pay to Intel a minimum royalty of $150,000 per year due at the beginning of the period, and payable at a rate of 1% of Net Revenue of such Licensed Symantec Products up to Net Revenue of $30,000,000 and 0.5% of the Net Revenue exceeding $30,000,000. Minimum payments and revenue percentages shall be reset yearly.

     11.2 ROYALTIES AND PAYMENTS TO SYMANTEC


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          11.2.1 AVC PATTERN FILE UPDATES: Intel shall pay to Symantec a royalty of [*]% for all AV Subscriptions sold by Intel in conjunction with Intel's Answer Express sm service offering/products (or their logical successors). This may be broken into smaller units (i.e. $/month) or included as part of a larger bundle of products and services. If any product is distributed with other products or services in a package for a single price, the Net Revenue attributable to such product will be determined by prorating the receipts from the sale or license of the package according to the suggested retail prices, or if no suggested retail price is announced, the values established by Intel, for the separate works contained in the package, whether or not such products are distributed separately, provided that such values are reasonably related to the values, marketing potentials or cost of the separate products. In any event, if the MSRP exceeds $30, then $30 shall be used. If the MSRP is less than $10, $10 shall be used (however, if the Symantec MSRP has not increased beyond $10 after 270 days from the Execution Date, then the actual MSRP shall be used).

          11.2.2 LANDESK VIRUS PROTECT REVENUE: Intel will transfer to Symantec 100% of Net Revenue it receives after the Execution Date that is attributable to sales of LDVP version 5.X, including any SMA agreements thereon on a quarterly basis net of any difference in the estimated cost of QA engineers (as referenced in provision 10.9 and 11.1.2) and actual expenditures. Symantec acknowledges that the Net Revenue could be negative which would constitute a payment to Intel. Upon request, Intel will provide Symantec with updates on outstanding inventory valuations for LANDesk Virus Protect 5.X.

          11.2.3 OTHER SYMANTEC PRODUCTS: Symantec acknowledges that in any future agreements, Intel shall pay Symantec no more than the lowest price available to Symantec's distributors for the highest volume.

     11.3 TRANSITION TERMS FOR SCAN ENGINE/PATTERN FILES/SUPPORT: As of July 8, 1998, Intel shall owe Symantec no royalties for either the Symantec or IBM anti-virus scan engine licensed to Intel pursuant to the IBM OEM Distribution Agreement dated December 30, 1997, which was assigned to Symantec on May 18, 1998, provided that the scan engines, virus pattern file updates and support provided to Intel under that agreement may only be used in Intel's LANDesk Virus Protect product and other Intel products and services incorporating the LANDesk Virus Protect product until such time as Intel is able to reasonably transition customers to the products containing the AVC Software. Intel agrees to terminate the IBM OEM Distribution Agreement dated December 30, 1997 as soon as it is able to successfully transition its products and customers which are currently shipping with the IBM AV scan engine as long as Symantec acknowledges it will provide the support obligations stated therein as requested by Intel.

     11.4 ROLL-OVER OF PREPAID ROYALTIES: Intel shall owe Symantec no royalties for the AVC pattern files updates or AVC Software used in Intel products other than LANDesk branded software products until such a time as $750K of the advanced royalty payment of $1.75M made by Intel is fully applied (including any application of such advance payment to royalties earned prior to July 8, 1998) pursuant to the IBM OEM Distribution Agreement dated December 30, 1997, which was assigned to Symantec on May 18, 1998. In no event shall the advanced royalty payment be applied after December 31, 1999.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

12.0 MARKETING

     12.1 MARKETING PLAN: The Parties will jointly define and execute a written marketing plan to transition LANDesk(R) Virus Protect business to Symantec and build and grow the revenue stream for Symantec sales of anti-virus products and associated technologies into the LANDesk customer base, including (i) PR; (ii) programs; (iii) joint customer visits; (iv) advertising; and (v) analyst tours.

     12.2 PR: Subject to approval by both Parties' PR departments, Intel and Symantec will jointly develop a press announcement regarding the anti-virus relationship established by this Agreement. Additionally, Intel will support an announcement of Symantec's "digital immune system" once it is available to Intel and its customers.

     12.3 LDVP MARKETING INFORMATION: Intel will transfer to Symantec available worldwide marketing information relevant to LANDesk Virus Protect products, as permitted by law, specifically including customer and channel information.

     12.4 Intel will provide marketing activities as defined in the Exhibit B.


13.0 REPORTS & PAYMENTS

     13.1 REPORTS: Within thirty (30) days following the end of each calendar quarter, each Party shall submit a report to the other, in a form reasonably acceptable to the other and signed by an authorized representative of the Party, which will set forth the basis for calculating all royalties and/or payments due to either Party during that quarter.

     13.2 PAYMENT: Within such thirty (30) days, each Party shall, irrespective of its own business and accounting methods, pay in United States Dollars to the other Party any royalties and/or payments payable for such quarter as shown in the statement. Royalties/payments due to Intel pursuant hereto will be paid by check tendered or wire transfer at the following address:

          Remittance Address                 Wire Transfer Account
          Intel Corporation                         CITIBANK
          Post Contract Management           New York, New York
          5200 N.E. Elam Young Parkway       ABA #021000089
          Hillsboro, OR  97124               General Account 38385954
          Attn:  Sheryl White

     Royalties/payments due to Symantec pursuant hereto will be paid by check tendered or wire transfer at the following address:

          Remittance Address                 Wire Transfer Account

          Symantec Corporation               Bank of America, 1850 Gateway Blvd
          c/o Bank of America, Dept. 5190    Concord, CA  94520
          1455 Market St., 21st Floor        ABA #(within US):121-000-358

          San Francisco, CA   94103          Acct. #12338-10287 (for U.S.)
                                             SWIFT ADDRESS (outside of US): BOFA
                                             US 6S


     13.3 LATE PAYMENT: Each Party agrees that any payments required under the terms of this Agreement which are not paid when due will accrue interest at the prime lending rate established by Citibank, New York, commencing thirty
     (30) days after the due date as established by this Agreement. The right to collect interest on such late payments shall be in addition to any other rights that either Party may have.

     13.4 AUDIT RIGHTS: Each Party agrees to make and to maintain until the expiration of three (3) years after the last payment under this Agreement is due, sufficient books, records and accounts regarding such Party's manufacturing and sales activities in order to calculate and confirm its royalty obligations hereunder. Each Party shall have the right not more than once every twelve (12) months to, directly or through an agent reasonably acceptable to the other Party, examine such books, records and accounts, upon reasonable notice and during the other Party's normal business hours, to verify that Party's reports on the amount of payments made under this Agreement. If any such examination discloses a shortfall or overpayment in the fees due hereunder, the appropriate Party shall reimburse the other Party for the full amount of such shortfall or overpayment. Should the audit discover any errors or omissions by one Party which have a value of more than five percent (5%) of the amounts due with respect to the period being audited, that Party shall reimburse the other Party for the costs of such audit.


14.0 TERM & TERMINATION

     14.1 TERM: The term of this Agreement shall commence on the Execution Date, and shall continue for a period of three (3) years, which term shall be automatically renewed for additional one (1) year periods, unless terminated by either Party in writing at least ninety (90) days before any renewal date, or unless otherwise terminated under the terms of this Agreement.

     14.2 TERMINATION FOR CAUSE: This Agreement may be terminated by either Party upon notice, if the other Party: (i) breaches any material term or condition of this Agreement and fails to remedy the breach within sixty
     (60) days after being given notice thereof: (ii) becomes the subject of any voluntary or involuntary proceeding under the U.S. Bankruptcy code or state insolvency proceeding and such proceeding is not terminated within sixty
     (60) days of its commencement; or (iii) ceases to be actively engaged in business.

     14.3 EFFECT OF EXPIRATION/TERMINATION: In the event of termination or expiration of this Agreement, all licenses and rights granted hereunder (with the exception of the licenses granted in Sections 4.1, 4.2, 4.3, and 4.4 which shall survive provided that the licensing Party continues to pay any applicable royalties) shall terminate. However, each Party may continue to exercise the rights and licenses granted hereunder as necessary to provide maintenance and technical support to existing sublicensees. Moreover, each Party may continue to distribute any inventory of Licensed Intel Products or Licensed Symantec Products existing at the date of termination or expiration. The termination or expiration of this Agreement will not terminate any use license granted to any end-user by either Party.

15.0 INDEMNIFICATION AND LIMITATIONS

     15.1 INDEMNIFICATION: Each Party will defend or settle any suit or proceeding brought against the other Party arising out of any actual or alleged:

     a. claim that any software supplied by it to the other Party hereunder or part thereof, alone and not in combination with any other product, constitutes an infringement of any U.S. patent, copyright or misappropriation of any third party trade secret, and pay all damages finally awarded against the other Party;

     b. breach by such Party of any agreement assigned hereunder during the time such Party was a party to the agreement; or

     c. breach by such Party of any representation or warranty made by such Party under Section 16.0;

     provided that: (i) the indemnifying Party is notified promptly in writing of such claim; (ii) the indemnifying Party controls the defense or settlement of the claim; and (iii) the other Party cooperates reasonably and gives all necessary authority, information and assistance (at the indemnifying Party's expense). The indemnifying Party will pay all damages and costs finally awarded against the other Party, but the indemnifying Party will not be responsible for any costs, expenses or compromise incurred or made by the other Party without the indemnifying Party's prior written consent.

     15.2 LIMITED REMEDIES: If the use of any software supplied under this agreement is permanently enjoined, or either Party determines in its reasonable discretion that it may be enjoined, that Party may, at its sole discretion and at its own expense: (i) procure for the other Party the right to continue using said software; (ii) replace the same with non-infringing software; (iii) modify it so that it becomes non-infringing; or (iv) if such Party is unable to reasonably do any of the above and if the other Party is enjoined from distributing the software, refund any royalties paid for the infringing software which has not yet been distributed.

     15.3 LIMITATIONS: Notwithstanding the foregoing, the Party supplying software under this agreement will not be liable for any costs or damages, and the Party receiving software under this Agreement will indemnify, defend and hold the supplying Party harmless from any expenses, damages, costs or losses resulting from any suit or proceeding based upon a claim arising from (i) the combination of software supplied under this Agreement with any other product, where such claim would not have arisen from the use of such software standing alone, except where there is no substantial non-infringing use of such software other than as part of that combination,
     (ii) any modification of software supplied under this Agreement, after delivery of the software to the receiving Party, where such infringement would not have occurred but for such modifications, (iii) compliance with the receiving Party's designs, specifications or instructions; (iv) breach of any warranty made by the receiving Party to any third party.

     15.4 DISCLAIMER: THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF BOTH PARTIES AND THE EXCLUSIVE REMEDY OF EACH WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS OR

     OTHER INTELLECTUAL PROPERTY RIGHTS BY THE SOFTWARE LICENSED UNDER THIS AGREEMENT.


16.0 REPRESENTATION & WARRANTIES

     16.1 INTEL LIMITED REPRESENTATIONS & WARRANTIES: Intel represents and warrants that:

     a. it has full corporate authority to enter into and fulfill its obligations under this Agreement;

     b. it has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Symantec under this Agreement;

     c. neither Intel's execution nor performance of this Agreement will result in a breach of any agreement or obligation by which Intel is bound; and

     d. Intel has provided to Symantec true and complete copies of all current VPAs and other agreements to be provided to Symantec hereunder

     e. Intel has provided to Symantec true and complete list of third party content in LDVP Software as set forth in Exhibit A .

     f. During the Agreement term, unless otherwise authorized in the Agreement or by subsequent written agreement of the Parties, Intel (i) will not use the Antivirus Specific Software in the stand alone antivirus business, (ii) will not use the Antivirus Specific Software to facilitate any thrid party to get involved with the antivirus business, and (iii) will not use the Antivirus Specific Software to facilitate any third party improving their antivirus business.


     16.2 SYMANTEC LIMITED REPRESENTATIONS & WARRANTIES: Symantec represents and warrants that:

     a. it has full corporate authority to enter into and fulfill its obligations under this Agreement;

     b. it has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Intel under this Agreement; and

     c. neither Symantec's execution nor performance of this Agreement will result in a breach of any agreement or obligation by which Symantec is bound;


     16.3 DISCLAIMER: THIS SECTION 16 CONTAINS THE ONLY WARRANTIES MADE BY INTEL AND SYMANTEC. ANY AND ALL OTHER WARRANTIES ARE EXPRESSLY EXCLUDED AND DECLINED. EXCEPT AS EXPLICITLY SET FORTH IN SECTION 16, EACH PARTY DISCLAIMS ANY IMPLIED WARRANTIES, PROMISES AND CONDITIONS, INCLUDING IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

17.0 LIMITATION OF LIABILITY: IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY, END USERS OR ANY OTHER THIRD PARTY, FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE DESIGNS, PRODUCTS, INFORMATION OR OTHER TECHNOLOGY PROVIDED PURSUANT TO THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED HOWEVER THAT THIS LIMITATION SHALL NOT APPLY TO ANY MATERIAL BREACH BY EITHER PARTY OF THE LICENSES GRANTED UNDER SECTIONS 4 AND 5 OF THIS AGREEMENT. MOREOVER, IN NO EVENT WILL EITHER PARTY'S TOTAL LIABILITY FOR: (i) ANY INDEMNIFICATION CLAIMS FOR PATENT INFRINGEMENT ARISING UNDER SECTION 15.1.a OF THIS AGREEMENT EXCEED TEN (10) MILLION DOLLARS; OR (ii) ANY OTHER CLAIMS RELATED TO THIS AGREEMENT, WITH THE EXCEPTION OF INDEMNIFICATION CLAIMS FOR COPYRIGHT INFRINGEMENT OR TRADE SECRET MISAPPROPRIATION ARISING UNDER SECTION 15.1.a OF THIS AGREEMENT OR BREACH OF THE SOURCE CODE CONFIDENTIALITY PROVISION AS SET FORTH IN SECTION 18.2.1, EXCEED FIVE (5) MILLION DOLLARS. THE PROVISIONS OF THIS SECTION WILL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDIES HEREUNDER.


18.0 ADDITIONAL TERMS

     18.1 DISCLOSURES OF CONFIDENTIAL INFORMATION: The terms, and conditions of this Agreement are confidential and neither Party may make any disclosures regarding this Agreement without the express prior written consent of the other, with the following exceptions:

     a. subject to (b) below, as otherwise may be required by law or legal process, including, without limitation, any requirements of the securities laws or regulations that either Party disclose the existence and terms of this Agreement, and to legal and financial advisors in their capacity of advising a Party in such matters; or

     b. during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as
          (i) the restrictions are embodied in a court-entered Protective Order and (ii) the disclosing Party informs the other Party in writing in advance of the disclosure; or

     c. in confidence to its legal counsel, accountants, banks and financing sources and their advisors.

     18.2 CONFIDENTIALITY AGREEMENT: Disclosures of confidential and proprietary information by either Party to the other Party hereunder shall be governed by the Intel Corporate Non-disclosure Agreement ("CNDA") number 07284, executed by the Parties which Agreement is hereby incorporated and made part of this Agreement.

          18.2.1 SOURCE CODE CONFIDENTIALITY: Notwithstanding the confidentiality provisions set forth in Sections 18.1 and 18.2 above and with regard to any software provided or otherwise disclosed in Source Code form by a Party of this Agreement (the "Disclosing Party") to the other Party (the "Receiving Party"), the Receiving Party acknowledges that such Source Code is represented to be the trade secret and confidential information of the Disclosing Party or its licensors and agrees to exercise the same degree of care in preventing the disclosure of such Source Code as the Receiving Party uses to protect its own Source Code and/or similar types of proprietary trade secrets. At a minimum, the Receiving Party agrees to limit the disclosure of the Source Code to its own employees which have a need to access the Source Code to perform their job and to not disclose the Source Code to any third party individual, corporation, independent contractor, consultant or other entity without the prior written consent of the Disclosing Party. This obligation shall not applly to any Source Code which is:

          a. published or otherwise available to the public other than by breach of this Agreement by the Receiving Party; or

          b. rightfully received by the Receiving Party from a third party without obligations of confidentiality; or

          c. independently developed by the Receiving Party by employees having no access to the Source Code; or

          d. known to the Receiving Party prior to its first receipt of the same from the Disclosing Party; or

          e. hereinafter intentionally disclosed by the Disclosing Party to a third party without restriction on disclosure.

     18.3 CONFLICTS: In the event of a conflict between this Agreement and any other document related to the subject matter of this Agreement, or the body of this Agreement and any of the Exhibits to this Agreement, the terms of this Agreement, or the body of this Agreement as the case may be, shall govern.

     18.4 FORCE MAJEURE: Neither Party will be liable for any failure to perform due to unforeseen circumstances or causes beyond its reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, delay in delivery by vendors, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor, or materials. In the event of force majeure, time for delivery or other performance will be extended for a period equal to the duration of the delay caused thereby.

     18.5 EXPORT: Neither Party shall export, either directly or indirectly, any software or products incorporating such software, in whole or in part, without first obtaining any required license or other approval from the U.
     S. Department of Commerce or any other agency or department of the United States Government or applicable foreign governments. In the event the Licensed Intel Products, Licensed Symantec Products are exported from the United States or re-exported from a foreign destination by the other Party, its distributors or end users, such Party shall ensure that the distribution and export/re-export is in compliance with all laws, regulations, orders, or other restrictions of the U.S. Export Administration Regulations and any applicable foreign laws or regulations. Each Party agrees that neither it nor any of its Subsidiaries will export/re-export any technical data, process, or service, directly or indirectly, to any country for which the United States government or any agency thereof requires an export license, other governmental approval, or letter of assurance, without first obtaining such license, approval or letter.

     18.6 NOTICES: Any notice required or permitted to be given under this Agreement shall be effective if it is in writing and sent by certified or registered mail, return receipt requested, to the appropriate Party hereto at the address set forth below and appropriate postage affixed. Either Party may change its address for receipt of notice by notice to the other Party in accordance with this Section.

     Notices shall be deemed given on the date of mailing and the date of notice shall be the date of mailing.

     If to Symantec:

                   Symantec Corporation
                   10201 Torre Avenue
                   Cupertino, CA  95014
                   Attn:  General Counsel

     If to Intel:

                   Intel Corporation
                   2200 Mission College Blvd.
                   Santa Clara, CA 95052
                   Attn:  General Counsel

     With a copy to:

                   Intel Corporation
                   2111 NE 25th Ave
                   Hillsboro, OR  97124
                   Mailstop JF3-147
                   Attn:  General Counsel

     18.7 SURVIVAL: 4.1, 4.2, 4.3 (subject to the terms of 11.1.9) and 4.4, 6, 7, 8, 13, 14, 15, 16, 17, 18.

     18.8 ASSIGNMENT: This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided herein, may any right or obligation hereunder be assigned or transferred, to a third party by either Party without the prior written consent of the other Party hereto. Notwithstanding the foregoing or anything contained herein to the contrary, either Party may transfer or assign its licenses, rights and obligations under this Agreement, or any part thereof to (i) a directly or indirectly controlled Subsidiary or to a parent company who has sufficient resources and rights to fulfill the terms of this Agreement, or (ii) a successor to all or substantially all of the business or assets relating to this Agreement who has sufficient resources and rights to fulfill the terms of this Agreement whether by sale, merger, operation of law or otherwise. Provided, however, that Symantec may elect to block a transfer or assignment to [*], or their respective successors in interest and assigns. Except as provided above, the terms and conditions of this Agreement shall bind and inure to each Party's successors and assigns.

     18.9 SPIN-OFF OF BUSINESS OPERATION OR DIVISION: In the event that Intel spins-off or otherwise divests all or part of a business operation or division which sells or distributes Licensed Intel Products (e.g., the Internet Services Operation or Systems Management Division) into a new independent business entity, Symantec agrees to license the AVC Software to the successor entity under substantially the same terms and conditions as which they are licensed to Intel herein, provided that such successor entity has sufficient resources to fulfill the applicable terms of this Agreement, and provided that any such successor entity is not an antivirus competitor.

     18.10 RELATIONSHIP BETWEEN THE PARTIES: In all matters relating to this Agreement, Symantec and Intel shall act as independent contractors. Neither Party will represent that it has any authority to assume or create any obligation, expressed or implied, on behalf of the other Party, or to represent the other Party as agent, employee, or in any other capacity. Neither Party shall have any obligation, expressed or implied, except as expressly set forth herein.

     18.11 INTERPRETATION: This Agreement, including any exhibits, addenda, schedules, and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each Party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived.

     18.12 ENTIRE AGREEMENT: This Agreement sets forth the entire Agreement between the Parties and supersedes prior and contemporaneous proposals, agreements, and representations between them, whether written or oral, relating to the subject matter contained herein. This Agreement may be changed only if agreed to in writing and signed by an authorized signatory of each Party.

     18.13 SEVERABILITY: All rights and remedies, whether conferred hereunder or by any other instrument or law, will be cumulative and may be exercised singularly or concurrently. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions. The terms and conditions stated herein are declared to be severable. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     18.14 COUNTERPARTS: This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     18.15 INJUNCTIVE RELIEF: The Parties agree that preliminary injunctive or other equitable relief will be a necessary and proper remedy in the event of a breach of this Agreement in violation of either Party's intellectual property rights. The Parties further agree that in the event such equitable relief is granted in the United States, they will not object to courts in other jurisdictions granting provisional remedies enforcing such U.S. judgments.

     18.16 DISPUTE RESOLUTION: The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each Party will nominate one senior officer of the rank of Vice President or higher as its representative. These representatives will, within thirty (30) days of a written request by either Party to call such a meeting, meet in person and alone (except for one assistant for each Party) and will attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they will, if requested in writing by either Party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either Party may begin litigation proceedings. This procedure will be a required prerequisite before taking any additional action hereunder. Notwithstanding the foregoing, either Party may seek immediate injunctive or other interim relief from court of competent jurisdiction.

     18.17 GOVERNING LAW: Any claims arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of Delaware or federal courts located in Delaware, without regard to principles of conflict of laws. Each Party hereby agrees to jurisdiction and venue in the courts of the State of Delaware for all disputes and litigation arising under or relating to this Agreement. This provision is meant to comply with 6 Del. C. Section 2708(a).

AGREED:

INTEL CORPORATION                              SYMANTEC CORPORATION


By:                                            By:
   ----------------------------------             ------------------------------

Edward D. Ekstrom
-------------------------------------          ---------------------------------
Printed Name                                   Printed Name

Title: Vice President, New Business Group      Title:
--------------------------------------------
General Manager, Systems Management Division
--------------------------------------------

Date: September 27th, 1998                     Date: September 27th, 1998
    -------------------------------------           ----------------------------

                                    EXHIBIT A

                             Description of Software


LDVP SOFTWARE:

LANDesk Virus Protect ("LDVP") Software as incorporated into the alpha version of LDVP version 6.0, the production version of LDVP version 5.0, and the future production version of LDVP version 6.0 as defined by Intel (less mail extensions and foreign language translations) and includes all code with the exception of any 3rd party content and the Common Technology Software defined below provides integrated, centrally-managed virus protection for both desktops and servers. NetWare 3.12-5.0 and NTS 3.51 & 4.0 are supported, as well as NTW 3.51 & 4.0, Windows 95, Windows 3.1x, and DOS desktops. A system administrator can define one to many anti-virus domains with any number of servers (any listed NOS) and connected clients (any listed OS) in each. Configuration can be done at the domain, server & clients, server only, and client only levels. The administrator can "lock" any desktop configurations desired. The locked configuration cannot be modified at the desktop, while the unlocked configurations may be modified by the user. Real-time and manual scanning is provided. Manual scans include start-up scans, any number of scheduled scans, scan now, screen-saver scan, and virus sweep. If the administrator suspects a virus outbreak, they can initiate an immediate virus sweep of all machines in a domain via one click.

Server protection includes an Integrity Shield which alerts if specified files are requested for access/modify/rename/delete. A set of automatic actions can be configured to trigger when a macro or non-macro virus is found. The auto-actions include clean/delete/move/rename/leave alone. LDVP software allows the same actions after-the-fact (user can set both primary and secondary action to "leave alone", then review the infected files and specify the action). LDVP Software provides the following reports: Virus History, Scan History, and Event Log. These are kept as text logs so require no database. Desktop logs are automatically rolled up their server. The administrator console can view the integrated logs.

The architecture separates the Network Policy Management from the actual scan technology. The LDVP Software makes all configuration decisions, then sends one file with one action request to the scan engine via an API. All anti-virus domain and configuration information is kept in the local registry of each machine. The primary server for each domain additionally maintains the domain information in the registry. The LDVP 6.0 product scans email attachments for viruses. cc:Mail is scanned on the desktop. MS Exchange and Lotus Notes provide both server and desktop scanning. The console is also componentized to allow snap-in/out of email server & client scanning.

The LDVP Software includes, without limitation, all software code comprising LDVP Software Versions 5.0 and 6.0 except for the Common Technology Software and the Third Party Software.


COMMON TECHNOLOGY SOFTWARE:

Common Base Agent Ping Discovery Service defines protocols used to discover and communicate with remote applications on the network. Ping Discovery Service is used by

LANDesk Virus Protect (LDVP) to discover all connected servers that have LDVP installed. Ping Discovery Service, or simply discovery, is a client/server process, where the client and server nodes can be of any type, not just file servers and application servers. LDVP uses it to discover servers with LDVP installed.

Common Base Agent Network Transport System is a protocol-independent transport system. NTS allows an application to send datagrams using an underlying protocol of choice such as IP, IPX, NetBIOS, etc. NTS is implemented as a static library that provides a common set of APIs for Netware, Windows NT, and Windows 95. NTS relieves the application from the details of the NetWare IPX interface and the Windows Winsock interface, without adding significant overhead. LDVP uses this library of functions to provide platform and protocol independence. It allows LDVP to use Netware and NT on both IPX and IP with one source code base that does not care about protocols.

Alert Management System (AMS) enhances alerting. When AMS is installed, multiple types of alerts can be configured for multiple locations. Machines with LDVP installed create text log files to record virus incidents. Client log files are rolled up to the parent server. Alerts on servers may be directed to AMS for alerting. AMS can be installed on the primary server for every Anti Virus domain. AMS provides its own install and configuration console. It allows for origination, handling, and delivery of multiple types of alerts to multiple recipients. An alert can be a simple text string or a complex data packet with multiple state variables and thresholds. An alert is different from an alert type. When the network is not functioning, alert delivery may go through extra steps such as re-logging and transmitting via an out-of-band media.


[*]

AVC SOFTWARE means the Norton Anti-Virus Client software which contains functionality equivalent to that which is offered as part of Symantec's standard anti-virus client


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

product, including all available translations, any subsequent Releases, APIs (including any associated documentation related to the APIs) to allow the AVC software to be used at a component level (e.g. scan engine only or different graphical user interface), virus pattern file updates, scan engine for DOS, OS/2, Windows 3.X, Windows NT, Windows 9X, Netware, any updates thereof, access to the digital immune system, technology to update and manage end user virus pattern files (specifically including "Live Update" technology), and Maintenance Updates plus all generally available language translations of the foregoing.


                                    EXHIBIT B


                           MARKETING STATEMENT OF WORK


Intel will provide assistance, as mutually determined appropriate, to successfully migrate Intel's LDVP Software customers to Symantec. This assistance will include efforts substantially consistent with the following:

DIRECT SALES SUPPORT:

o Support for joint Intel and Symantec sales visits (for up to 20 key customers within North America as mutually identified by both Symantec and Intel) within 180 days of Execution Date.

o    1 week visit in Japan for as many sales visits during that week.

o    1 week visit in Europe for as many sales visits during that week.

o Support for joint Intel and Symantec phone contacts (for to up to 100 key customers as mutually identified by Symantec and Intel) within 270 days of Execution Date.

o Symantec shall be solely responsible for setting up the visits and phone contacts for Direct Sales Support activities following coordination with Intel to achieve mutually acceptable time(s) for conducting such.

PRESS RELEASES:

o    Coordinated Press Release and Analyst messages

INDIRECT CUSTOMER CONTACTS:

o    Web site links and coordinated messages

o    Support for Intel e-mail messages to registered accounts

o    Support for joint mail piece to selected customers

o "Dear Customer" letter to known customers introducing Symantec and the relationship.

o Reasonable commerical efforts to include information in the newsletter to LANDesk VARs.

CHANNEL PARTNER DEMAND CREATION:

o Active marketing of relationship and product benefits to PC OEM's who are purchasing or considering the purchase of LANDesk branded products containing AVC Software (i.e. LDCM)

o Active marketing of relationship and product benefits to ISV's who are purchasing or considering the purchase of LANDesk branded products containing AVC Software (i.e. LDMS)

o Include promotional material for NAV for LANDesk with LANDesk's "solution kit" or equivalent mailings

o    Direct Mail Announcement to VARs which includes the NAV evaluation CD.



                                    EXHIBIT C

                                 Support Process


     If either Party becomes aware of any Level 1 or Level 2 errors (as defined in the table below) in the software licensed to the other Party under this Agreement or if either Party informs its customers generally of any errors in such software, then the licensor party will promptly notify the licensee Party in writing and will promptly provide the licensee party at the same time that it provides customers generally with any related corrections in object code form (and source code form where applicable) with an explanation of what defects it corrects. If either Party reports in writing to the other Party any reproducible error in the software licensed to the other Party under this Agreement, then the licensor Party will use commercially reasonable efforts to respond to such report in accordance with the following table:

--------  ----------------------------------------------------------------------
SEVERITY  DESCRIPTION
--------  ----------------------------------------------------------------------
Level 1   The defect causes the system to halt or causes persistent
               data to be corrupted. The system cannot continue.

          RESPONSE: The responding Party will make reasonable efforts to respond to reporting Party within one business day with an acknowledgment of the error and will make diligent efforts to respond with a fix or workaround within 5 working days. If no solution has been found within this time, the responding Party will develop an action plan and present it to the reporting Party within 10 working days of the initial notification of the error, or, if no commercially reasonable solution is possible, the responding
               Party shall report such to the reporting Party, together with its rationale for making such a determination
--------  ----------------------------------------------------------------------
Level 2   The defect prevents major portions of the program from functioning correctly or causes a major component of the system not to function with other components of the system. These defects cause the program not to be able to continue but do not cause the system to crash.

          RESPONSE: The responding Party will make diligent effort to provide a response within 10 working days and a solution within 20 working days. If no solution has been found within this time, the
               responding Party will develop an action plan and present it to the Licensee within 20 working days of the initial notification of the error or, if no commercially reasonable solution is possible, the responding Party shall report such to the reporting
               Party, together with its rationale for making such a
               determination
--------  ----------------------------------------------------------------------

--------  ----------------------------------------------------------------------
SEVERITY  DESCRIPTION
--------  ----------------------------------------------------------------------
Level 3   The defect prevents small portions of the program from functioning correctly. The program could produce incorrect results, but the errors would not corrupt persistent data.

          RESPONSE: Responding party will use diligent efforts to provide a solution either as a correction or in a subsequent release of the product or, if no commercially reasonable solution is possible, the responding Party shall report such to the reporting Party, together with its rationale for making such a determination.
--------  ----------------------------------------------------------------------
Level 4   The defect is cosmetic or involves usability issues, which means that the screen or other output may not be drawn correctly, but the program is still running and producing correct results. For usability issues, the user can accomplish the defined
               functionality, but it is awkward to do so. This could also include some internal functionality which has been omitted in the interface. The program can continue normally.

          RESPONSE: The responding Party will use diligent efforts to provide a solution either as a correction or in a subsequent release of the product or, if no commercially reasonable solution is possible, the responding Party shall report such to the reporting Party, together with its rationale for making such a determination or, if no commercially reasonable solution is possible, the
               responding Party shall report such to the reporting Party, together with its rationale for making such a determination.
--------  ----------------------------------------------------------------------

                                    EXHIBIT D

                          Sample SMA and VPA Agreements

                                   Sample SMA

Europe: @ HTTP://WWW.INTEL.COM/EUROPE/SERVICES/ORDFORM.HTM

North America: @ HTTP://SUPPORT.INTEL.COM/SERVICES/AMERICAS/TERMS.HTM


                                   Sample VPA:

Intel Software Volume Purchase Agreement Request
Internal Use License - Document version 2.0
Instructions:
1. Print this document.
2. Complete Licensee (Company) and address information.
3. You will receive an acknowledgment letter with a copy of the license referencing the Agreement Number assigned by Intel. The Intel contact name for licensee to send any notices or requests to, will also be identified in the acknowledgment letter.
4. Complete contact name and address for Intel to ship all software notices to.
5. An authorized signature is required by Licensee named on the license.
6. List all software and the number of licensed copies in the sections provided.
7. Mail or FAX License to:
Intel Corporation
Attn: VPA Administrator
5200 NE Elam Young Parkway
Hillsboro, OR 97124
Fax No: 503-264-6304
A copy of the LANDesk(R) Management Suite and LANDesk(R) Virus Protect product Software License Agreements will be attached to the completed Agreement for your convenience.

Internal Use License
LICENSEE:
         ----------------------------------------------------------
AGREEMENT NUMBER:
                 --------------------------------------------------
ADDRESS:
        -----------------------------------------------------------
CONTACT NAME and PHONE NUMBER:
                              -------------------------------------
EFFECTIVE DATE:
               ----------------------------------------------------

The furnished programs ("Software") identified on this License are furnished subject to the terms and conditions of the applicable Intel Software License Agreement packaged or otherwise provided with the Software [End User License]. Supplemental License Grant Effective on the date specified above, Intel grants the Licensee the right to reproduce the Software for use on the number of computers or workstations specified on this license agreement ("Licensed Copies"). Licensee agrees that the maximum number of copies shall not exceed the number of Licensed Copies. Licensee will maintain a log of the copies made and to whom they were distributed.
Distribution to or use by any third party is expressly prohibited.
Additional Licenses
If Licensee desires to increase the number of Licensed Copies, Licensee must sign another license prior to making any additional copies of the Software. Notice
All notices and requests required under this Agreement shall be in writing, shall reference this Agreement and shall be deemed given upon delivery if personally delivered or upon receipt if sent by registered or certified mail, return receipt requested, to the addresses listed below, which addresses may be modified upon subsequent written notice.
Notices to Intel shall be sent to:
Intel Corporation
PO Box 14070
Portland, OR 97214
Attention: Contracts Manager
Notices to Licensees shall be sent to:

--------------------------------------

--------------------------------------

--------------------------------------
Attn:
     ---------------------------------
General
This Agreement and the Intel Software License Agreement [End User License]under which the Software was originally licensed contains the entire agreement between the parties with respect to the Software including any warranties and liabilities of Intel.
Agreed and accepted:
Licensee By:
            --------------------------
Printed Name:
             -------------------------
Title:
      --------------------------------
Date:
     ---------------------------------
Software
The following Software shall be covered under this Agreement:
SOFTWARE NUMBER OF LICENSED COPIES
------------------------------- ----------------------------
------------------------------- ----------------------------
------------------------------- ----------------------------
------------------------------- ----------------------------
------------------------------- ----------------------------
------------------------------- ----------------------------
------------------------------- ----------------------------
------------------------------- ----------------------------
------------------------------- ----------------------------
(End of "Intel Software Volume Purchase Agreement Request".)

                                    EXHIBIT E

                               Customer Databases

Intel shall provide the following:

1) Support and Maintenance Agreement (SMA) database with customer information containing:

     North America: approximately 400 contacts including information on: contact, company name, address, phone, product, quantity, and expiration date. Data is approximately 95% complete.

     Europe: approximately 70 European contacts including information on: contact, company name, address, phone, product, quantity, and expiration date. Data is approximately 95% complete.

     APAC: approximately 25 contacts including information on: contact, company name, address, phone, product, quantity, and expiration date. Data is approximately 85% complete.

2) Request for lower pricing to meet competition with customer information containing:

     North America: approximately 400 contacts including information on: reseller, reseller contact, company name, city, phone, product, quantity, and authorized price. Data is approximately 90% complete.

3) Request for support database:

     North America: approximately 2000 contacts including information on: contact, company name, phone, fax and product. Data is approximately 80% complete.

4) Copies of current volume purchase agreements

     North America: approximately 19 agreements including information on: reseller, contact, company name, city, phone, product. Data is approximately 95% complete.

5) Registration database with customer information containing:

     World wide: Approximately 18,500 contacts including information on: company name, city, phone, contact, product, and registration date. Data is approximately 85% complete.

6) Request for literature database with customer information containing:

     Approximately 10,000 contacts including information on: company name, city, phone, contact, product, and inquiry date. Data is approximately 80% complete.

                                    EXHIBIT F

                      LDVP Software Product Release Metrics


Intel will, at a minimum, apply the following metrics to the production release of the final version of LDVP Software version 6.0 to Symantec.

       "Priority 1" Defects will be fixed and verified. Priority 1, or showstopper, defects prevent further execution of the program and have no recovery method.

       "Priority 2" defects will be fixed and verified. Priority 2 defects give grossly wrong results or degrade performance substantially.

       Defect Density must be <= 10. Defect Density is calculated to be the # of defects/10,000 lines of source code. Comments are not counted as source code.